UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2008

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 2, 2008, Seattle Genetics, Inc. (“Seattle Genetics”) entered into an agreement with Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”) granting Daiichi Sankyo rights to Seattle Genetics’ antibody-drug conjugate (ADC) technology (the “Daiichi Sankyo Agreement”). Pursuant to the Daiichi Sankyo Agreement, Daiichi Sankyo will pay an upfront fee of $4.0 million for rights to utilize Seattle Genetics’ ADC technology with antibodies against a single tumor target that Daiichi Sankyo has selected. Under the terms of the Daiichi Sankyo Agreement, Daiichi Sankyo has agreed to make progress-dependent milestone payments and mid-single digit royalties on worldwide net sales of any resulting ADC products. Daiichi Sankyo is responsible for research, product development, manufacturing and commercialization of all products under the Daiichi Sankyo Agreement. Seattle Genetics will receive material supply and annual maintenance fees as well as research support payments for any assistance provided to Daiichi Sankyo in developing ADC products. The Daiichi Sankyo Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2008, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Seattle Genetics does not have any material relationship with Daiichi Sankyo or its affiliates.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and discussions of potential risks and uncertainties in the Company’s subsequent filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: July 8, 2008	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer